Exhibit 10.6

EXECUTION COPY

LETTER OF CREDIT REIMBURSEMENT, GUARANTEE, SECURITY AND PLEDGE AGREEMENT (this “Agreement”) dated as of June 6, 2007, among CUSTODIAL TRUST COMPANY (“Bank”), a bank and trust company organized and existing under the laws of the State of New Jersey, DECODE CHEMISTRY, INC., a corporation organized and existing under the laws of the State of Illinois (“Applicant”), and DECODE GENETICS, INC., a corporation organized and existing under the laws of the State of Delaware (“Guarantor”).

WHEREAS, in an application dated as of the date of this Agreement, which application is attached hereto as Exhibit A and made a part hereof (as the same may be amended, restated, supplemented, replaced or otherwise modified from time to time with Guarantor’s and Beneficiary’s consent, the “Application”), Applicant has requested that Bank issue an irrevocable standby letter of credit as specified in the Application (as the same may be amended, restated, supplemented, replaced or otherwise modified from time to time with Guarantor’s and Beneficiary’s consent, the “Letter of Credit”); and

WHEREAS, Guarantor, in consideration of the Letter of Credit, is willing to guarantee Applicant’s obligations hereunder in respect of the Letter of Credit issued hereunder and to pledge certain of its assets as collateral for such guarantee.

WHEREAS, Bank is willing to issue the Letter of Credit on the terms, and subject to the conditions, set forth herein; and

NOW, THEREFORE, the parties hereto hereby agree as follows:

1.                        DEFINITIONS. (a) The following terms, unless the context otherwise requires, shall have the following meanings as used herein:

“Account” means the securities account of Bank (as pledgee of Guarantor) maintained at Bear, Stearns Securities Corp. pursuant to the Securities Account Control Agreement, identified as account number 945-02638, entitled “Custodial Trust Company as Secured Party FBO deCODE Genetics, Inc.”.

“Advance” or “Advances” means one or more payments by Bank to Beneficiary under the Letter of Credit pursuant to the terms thereof.

“Agreement” has the meaning assigned to such term in the preamble.

“Applicant” has the meaning assigned to such term in the preamble.

“Applicant Collateral” has the meaning assigned to such term in Section 7(b).

“Application” has the meaning assigned to such term in the recitals.

“Bank” has the meaning assigned to such term in the preamble.

“Beneficiary” means the beneficiary of the Letter of Credit named therein.

“Business Day” means any day on which banks in the States of New Jersey and New York are open for business, excluding weekends.

“Collateral” means, collectively, Guarantor Collateral and Applicant Collateral.

“Collateral Value” has the meaning assigned to such term in Section 7(f).

“Credit Parties” means Applicant and Guarantor.

“Documents” means any certificate, document or statement (other than a Draft) which is stipulated in the Letter of Credit and accompanies or relates to the Letter of Credit and/or Drafts.

“Draft” means a demand, in the form of the draft attached to the Letter of Credit, which is made by Beneficiary for payment under the Letter of Credit.

“Event of Default” has the meaning assigned to such term in Section 15.

“GAAP” means United States generally accepted accounting principles applied on a consistent basis.

“Guarantee” of or by any Person means any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “Primary Obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (ii) to purchase property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness or (iii) to maintain working capital, equity capital or other financial statement condition or liquidity of the Primary Obligor so as to enable the Primary Obligor to pay such Indebtedness; provided, however, that the term Guarantee shall not include endorsements for collection or deposit, in either case in the ordinary course of business.

“Guarantor” has the meaning assigned to such term in the preamble.

“Guarantor Collateral” has the meaning assigned to such term in Section 7(a).

“Indebtedness” of any Person means, without duplication, (i) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person upon which interest charges are customarily paid, (iv) all obligations of such Person issued or assumed as the deferred purchase price of property or services which under generally accepted accounting principles would be shown on a balance sheet of such Person as a liability, (v) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (vi) all Guarantees by such Person of Indebtedness of others, (vii) all obligations of such Person in respect of interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements or similar agreements, and (viii) all obligations of such Person as an account party in respect of letters of credit and bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner.

“Letter of Credit” has the meaning assigned to such term in the recitals.

“Lien” means, with respect to any asset, (i) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset or any assignment, hypothecation, deposit arrangement or other preferential arrangement of or with respect to such asset, and (ii) any purchase option, call or similar right of a third party with respect to such asset.

“Market Value” means the value assigned to any Collateral in accordance with Section 7(g).

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, limited liability company, corporation, government or any agency, court or political division thereof, or any other entity.

“Prime Rate” means the prime rate as quoted in the Wall Street Journal (Eastern Edition) for the Business Day preceding the date on which such determination is made. If more than one rate is so quoted, the prime rate shall be the average of the rates so quoted.

“Reimbursement Guarantee” means the Guarantee given by Guarantor pursuant to Section 6 below.

“Securities Account Control Agreement” means that certain securities account control agreement dated as of the date of this Agreement, between Bank, Applicant and Bear, Stearns Securities Corp., a corporation organized and existing under the laws of the State of Delaware, a registered securities broker-dealer and an affiliate of Bank, as the same may be amended, restated, supplemented or otherwise modified by its terms from time to time.

“UCP 500” has the meaning assigned to such term in Section 20.

(b)                       The terms defined in Section 1(a) above shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. All references herein to

Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require.

2.                        REIMBURSEMENT; WAIVERS. (a) The principal amount of any Advance shall be repayable by Applicant at any time, whether or not an Event of Default has occurred and is then continuing, either (i) in full (together with all accrued interest on such Advance) upon demand by Bank to Applicant for such repayment in full, or (ii) in part (together with all accrued interest on such part) upon demand by Bank to Applicant for repayment of such part.

(b)                   Any Advance shall also become repayable by Applicant in its entirety as provided in Section 16 below upon the occurrence of an Event of Default.

(c)                    Applicant may repay any Advance in its entirety or in part at any time, without premium or notice of any kind but together with all accrued interest thereon.

(d)                   Each Credit Party hereby waives presentment and protest of any instrument and notice thereof, notice of default and, to the extent permitted by applicable law, all other notices to which such Credit Party might otherwise be entitled.

3.                        INTEREST AND OTHER CHARGES. (a) Applicant shall pay Bank interest, in arrears, on the outstanding amount of each Advance from the date on which such Advance is made under the Letter of Credit until such Advance is due under this Agreement, at a fluctuating rate per annum equal at all times to the Prime Rate in effect from time to time, with each change in such fluctuating interest rate to take effect simultaneously with the corresponding change in the Prime Rate.

(b)                   Applicant shall pay Bank interest on any amount not paid by Applicant when due under this Agreement, from the date payment of such amount was due until the date such amount is paid, at a fluctuating rate per annum equal at all times to the Prime Rate in effect from time to time plus two percent (200 basis points), with each change in such fluctuating interest rate to take effect simultaneously with the corresponding change in the Prime Rate.

(c)                    All interest payable under this Agreement shall be calculated by Bank, on the basis of a 360-day year and for the actual number of days elapsed. Interest accrued on an Advance pursuant to Section 3(a) above shall be payable monthly on the 10th day of each month (or, if the 10th day is not a Business Day, on the next succeeding Business Day), upon repayment of such Advance in full, and as otherwise provided in this Agreement. Interest accrued on an Advance pursuant to Section 3(b) above shall be payable on demand made by Bank from time to time.

(d)                   Each determination of an interest rate by Bank pursuant to this Agreement shall be conclusive and binding on Applicant in the absence of manifest error.

(e)                    In no event whatsoever shall the interest rate and other charges charged hereunder exceed the highest rate permissible under any law which a court of competent jurisdiction, in a final determination, deems applicable hereto. In the event that a court of competent jurisdiction determines, in a final determination, that Bank has received interest and other charges hereunder in excess of such highest rate, Bank shall promptly refund such excess amount to Applicant, and the provisions hereof shall be deemed amended to provide for such permissible rate.

4.                        ORIGINATION FEE; COMMITMENT FEES. Applicant shall cause a non-refundable $5,000 origination fee to be paid to Bank no later than the date of the issuance of the Letter of Credit. Applicant shall pay to Bank non-refundable commitment fees in respect of the Letter of Credit in the amounts and payable at the times set forth in the Application.

5.                        PLACE AND MANNER OF PAYMENT. Each Credit Party shall make all payments required to be made by it under this Agreement (whether consisting of fees, principal in respect of any Advance, interest thereon or any other amount) prior to 11:00 a.m. (New York City time) on the date such payment is due, at such address in the United States of America as Bank shall from time to time indicate to Applicant, in U.S. dollars and in immediately available funds.

6.                        GUARANTEE. (a) For value received, Guarantor hereby unconditionally guarantees to Bank the due and punctual payment of the principal of and interest on each Advance and of each other amount to be paid by Applicant under this Agreement, when and as any of the foregoing shall become due and payable, whether by declaration or otherwise, according to the terms of this Agreement. In case of the failure of Applicant punctually to pay any such principal, interest or other amount, Guarantor hereby agrees to cause such payment to be made punctually when and as the same shall become due and payable, whether by declaration or otherwise, as if such payment were made by Applicant. Any such payment of principal, interest or other amount shall be made by Guarantor at such place as Applicant is required to make it under this Agreement.

(b)                   Guarantor hereby agrees that its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of, or any change in or amendment to, this Agreement, the absence of any action to enforce the same, the waiver or consent by Bank with respect to any provision hereof, the recovery of any judgment against Applicant or any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor. Guarantor hereby waives diligence, presentment, demand of payment, any right to require a proceeding first against Applicant, protest or notice with respect to any Advance or the indebtedness evidenced thereby and all demands whatsoever, and covenant that the guarantee given in this Agreement will not be discharged except by payment as herein provided and then only to the extent of such payment.

(c)                    Guarantor shall be subrogated to all rights of Bank against Applicant in respect of any amounts paid by Guarantor pursuant to the provisions of this Agreement; provided, however, that Guarantor shall not be entitled to enforce, or to receive any payments arising out of or based upon such right of subrogation until the principal of and interest on all Advances, and all other amounts payable by Applicant under this Agreement, have been paid in full.

7.                        GRANT OF SECURITY INTEREST AND LIEN; ACCOUNTS. (a) As security for the payment in full of all Advances, all interest accrued thereon and all other amounts from time to time payable by Applicant hereunder, the performance by Applicant of all its obligations and covenants hereunder, and the performance by Guarantor of its obligations and covenants hereunder and under the Reimbursement Guarantee, Guarantor hereby grants to Bank a valid and first-priority, perfected and continuing security interest in and assigns to Bank (i) all cash and/or securities at any time in the Account, (ii) all other property of Guarantor now or at any time hereafter in Bank’s possession (including, but not limited to, all securities, monies, claims and credit balances), (iii) all property of Guarantor now or at any time hereafter held by or through any of Bank’s affiliates (including securities credited to Guarantor’s accounts with securities broker-dealer affiliates of Bank), and (iv) all proceeds, products and profits derived from any of the foregoing (including all cash, securities, dividends and other property at any time and from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the foregoing, proceeds of any insurance policies, proceeds of proceeds, and claims against third parties), and all books and records related to any of the foregoing (all of the foregoing cash and other property set forth in (i) through (iv), together with all other property in which Applicant may hereafter grant a Lien to Bank, being collectively referred to herein as “Guarantor Collateral”).

(b)                   As security for the payment in full of all Advances, all interest accrued thereon and all other amounts from time to time payable by Applicant hereunder, and the performance by Applicant of all its obligations and covenants hereunder, Applicant hereby grants to Bank a valid and first-priority, perfected and continuing security interest in and assigns to Bank (i) all property of Applicant now or at any time hereafter in Bank’s possession (including, but not limited to, all securities, monies, claims and credit balances), (ii) all property of Applicant now or at any time hereafter held by or through any of Bank’s affiliates (including securities credited to Applicant’s accounts with securities broker-dealer affiliates of Bank), and (iii) all proceeds, products and profits derived from any of the foregoing (including all cash, securities, dividends and other property at any time and from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the foregoing, proceeds of any insurance policies, proceeds of proceeds, and claims against third parties), and all books and records related to any of the foregoing (all of the foregoing cash and other property set forth in (i) through (iv), together with all other property in which Applicant may hereafter grant a Lien to Bank, being collectively referred to herein as “Applicant Collateral”).

(c)                    Bank and Guarantor hereby agree that each item of property (whether investment property, financial asset, security, instrument or cash) credited to the Account shall be treated as a “financial asset” under Article 8 of the New York Uniform Commercial Code.

(d)                   At all times until (i) the expiration of the Letter of Credit, (ii) the payment in full of all Advances, all accrued interest thereon and all other amounts payable by the Credit Parties under this Agreement, and (iii) the performance by the Credit Parties of all their obligations and covenants under this Agreement, Guarantor shall maintain, in the Account, Collateral consisting of cash and/or readily marketable securities having an aggregate Collateral Value which, in the sole and absolute determination of Bank, is sufficient as security for the payment and performance of any and all obligations of the Credit Parties under this Agreement.

(e)                    With the prior written approval of Bank, as to any substitute securities and/or other collateral and as to the manner of substitution, Guarantor may at any time and from time to time substitute such securities and/or other collateral for all or some of the Collateral; provided that no Event of Default has occurred and is continuing and that, immediately after giving effect to such substitution, the aggregate Collateral Value of all remaining securities and cash in the Account is, in the sole and absolute determination of Bank, sufficient as security for the payment and performance of any and all obligations of the Credit Parties under this Agreement.

(f)                      The “Collateral Value” of any item of Collateral shall be an amount representing a percentage of the Market Value of such item and shall be determined either in accordance with Schedule A hereto (which may be supplemented or revised at any time in the sole and absolute discretion of Bank) or from time to time by Bank in its sole and absolute discretion if such Collateral Value is not set forth on such Schedule A.

(g)                   If and for so long as any securities (including securities included in the Collateral) are listed on a national securities exchange in the United States of America, their “Market Value” shall be determined for all purposes under this Agreement by the last sales price for such securities on any such exchange on the Business Day immediately preceding the date of determination or, if there was no sale on that Business Day, by the last sales price for such securities on the immediately preceding Business Day on which there was a sale thereof on any such exchange, all as quoted on the “consolidated tape” of the New York Stock Exchange or, if not quoted on such “consolidated tape”, then as quoted by any such exchange. The “Market Value” of any other item of Collateral, and of securities if they are not listed on any such exchange, shall be determined by Bank for all purposes (i) based upon the prices bid (on the Business Day immediately preceding the date of determination) by banks and broker/dealers which regularly quote prices on property of the same type as such item of Collateral, or (ii) if no such quotations are available for such Business Day, based upon such factors as Bank, in its sole and reasonable judgment, shall determine. The “Market Value”, in the case of interest-bearing Collateral, shall include accrued interest to the date on which such Market Value is determined. Each determination of Market Value by Bank shall be conclusive and binding on the Credit Parties in the absence of manifest error.

(h)                   Upon (i) the expiration of the Letter of Credit and (ii) the payment in full of all Advances, all accrued interest thereon and all other amounts payable by the Credit Parties under this Agreement, the security interests and liens granted pursuant to Section 7(a) above in and upon the Collateral shall terminate, and all of Bank’s rights hereunder to the Collateral shall revert to the applicable Credit Party. Upon notice from a Credit Party after such termination, Bank shall deliver to such Credit Party (or arrange to give it effective control over) all Collateral under Bank’s control, and shall also deliver to such Credit Party all instruments and documents evidencing the Collateral and such other documents as such Credit Party shall reasonably request to evidence such termination.

8.                        PROTECTION OF SECURITY INTEREST. (a) The Credit Parties shall, at their sole expense and from time to time, perform all steps reasonably requested by Bank at any time to perfect, maintain, protect and enforce Bank’s security interest in and lien upon the Collateral, including, without limitation, (i) executing and filing financing or continuation statements and amendments thereto, in form and substance satisfactory to Bank, and (ii) obtaining such consents and registrations of transfer, providing such endorsements and executing and delivering such other documents as may be required for any sale, transfer or other disposition thereof by Bank. From time to time, the Credit Parties shall, upon Bank’s written request, promptly execute and deliver confirmatory written instruments pledging the Collateral to Bank, but any failure by the Credit Parties to do so shall not affect or limit Bank’s security interest in, lien upon or other rights in and to the Collateral. Until (i) the expiration of the Letter of Credit and (ii) the payment in full of all Advances, all accrued interest thereon and all other amounts payable by the Credit Parties under this Agreement, Bank’s security interest in the Collateral shall continue in full force and effect.

(b)                   Each Credit Party hereby irrevocably appoints Bank its true and lawful attorney-in-fact in its name, place and stead, and at its sole expense, in connection with the preservation and enforcement of Bank’s rights and remedies under this Agreement (i) to receive, endorse and collect all checks and other orders for the payment of money made payable to any Credit Party representing any dividend, interest or other distribution payable or distributable in respect of any of the Collateral and to give full discharge for the same, (ii) to give all notices, obtain all consents, effectuate all registrations in Bank’s name or that of a proposed purchaser or other transferee and make all transfers of all or any part of the Collateral which are necessary or appropriate in connection with any sale, transfer or other disposition thereof pursuant to this Agreement, (iii) to execute and deliver for value all necessary or appropriate assignments and other instruments in connection with any such sale, transfer or other disposition, and (iv) to execute and deliver all other documents, and do all other acts and things, which Bank deems appropriate in such connection. Each Credit Party hereby ratifies and confirms all that Bank, as such Credit Party’s attorney-in-fact, may lawfully do hereunder and pursuant hereto, but, nevertheless, at Bank’s request or that of the purchaser or other transferee in question, each Credit Party shall ratify and confirm any sale, transfer or other disposition of Collateral pursuant to this Agreement in such manner as Bank or such purchaser or other transferee may reasonably specify in such request.

9.                        STRICT COMPLIANCE. Bank shall not (and shall not be required to) accept, or to make any Advance against, any Draft and/or Documents which are not in strict compliance with the Letter of Credit; provided, however, if Bank is compelled by any judgment, decree, order or award by a court or other governmental authority to make an Advance against any Draft and/or Documents as complying strictly with the Letter of Credit, the obligation of Applicant under Section 2 above (and the obligation of Guarantor in respect of the Reimbursement Guarantee) shall nonetheless apply to such Advance, even though such Draft and/or Documents may not strictly comply with the Letter of Credit and irrespective of whether such Advance is made before or after the expiration of the Letter of Credit.

10.                 ACTS OF BENEFICIARY. Beneficiary and other users of the Letter of Credit shall be deemed to be agents of Applicant, and Applicant assumes all risks of Beneficiary’s acts and omissions.

11.                 DOCUMENT EXAMINATION. Applicant shall promptly examine the Letter of Credit and all Documents that Bank from time to time delivers to it. Applicant shall immediately notify Bank in writing of (a) any failure of the Letter of Credit as issued to comply with the Application or of any Document to comply with the Letter of Credit, or (b) of any other irregularity. Failure to immediately give such notice shall constitute a waiver by Applicant of any claim against Bank for any such failure or other irregularity.

12.                 REPRESENTATIONS AND WARRANTIES OF THE CREDIT PARTIES. The Credit Parties, jointly and severally, represent and warrant to Bank that:

(a)                              Applicant (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois, (ii) is qualified to transact business and is in good standing in all jurisdictions in which qualification and good standing are necessary in order for it to conduct its business and own its property, and (iii) has all requisite power and authority to conduct its business, to own its property, to execute and deliver this Agreement and to perform its obligations hereunder;

(b)                             Guarantor (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, (ii) is qualified to transact business and is in good standing in all jurisdictions in which qualification and good standing are necessary in order for it to conduct its business and own its property, and (iii) has all requisite power and authority to conduct its business, to own its property, to execute and deliver this Agreement and to perform its obligations hereunder;

(c)                              this Agreement has been duly and validly executed and delivered by each Credit Party and constitutes a legal, valid and binding obligation of each Credit Party, enforceable against each Credit Party in accordance with its terms, subject, as to enforceability of remedies, to bankruptcy, insolvency and other laws affecting creditors’ rights generally;

(d)                             Each Credit Party has taken all necessary action to authorize the execution, delivery and performance of this Agreement, and such authorization,

delivery and performance do not and will not (i) violate any law, rule, regulation, order, judgment, injunction, decree, determination or award presently in effect and applicable to such Credit Party, (ii) require any consent or result in a material breach of or constitute a default under any agreement, lease or instrument to which such Credit Party is a party or by which such Credit Party or any of its assets may be bound or affected, or (iii) result in or require the creation or imposition of any Lien (other than in favor of Bank pursuant to this Agreement) upon or with respect to any of the properties now owned or hereafter acquired by such Credit Party;

(e)                              no recording, order, authorization, consent, license, registration, approval, exemption, filing, notice or other similar action by or with any governmental body, governmental official or other regulatory authority (except such as have been obtained and copies or confirmations of which have been delivered by the applicable Credit Party to Bank) is or will be necessary (i) for the legality, validity, binding effect or enforceability of this Agreement, (ii) to permit the performance by each Credit Party of its obligations under this Agreement in accordance with the terms thereof, (iii) to enable Bank to enforce its rights and remedies under this Agreement, including any sale, transfer or other disposition by Bank of all or any part of the Collateral or (iv) to create and perfect the Liens on the Collateral which is granted under this Agreement or any related agreement or guarantee;

(f)                                no Credit Party is in default with respect to any of its Indebtedness;

(g)                             except as disclosed by the Credit Parties to Bank in writing prior to the date of this Agreement, there is no litigation or other proceeding pending or, to any Credit Party’s knowledge, threatened against or affecting any Credit Party which, if determined adversely to such Credit Party, would have a material adverse effect on such Credit Party’s financial condition;

(h)                             all information with respect to each Credit Party heretofore delivered to Bank by such Credit Party is true and correct as of the date hereof, and all other statements and data submitted in writing in connection with the Application are true and correct as of the date of the Application. No Credit Party has knowledge of any liabilities at said dates, contingent or otherwise, not otherwise notified to Bank on or prior to such dates, and no Credit Party has entered into any commitments or contracts, or incurred any other liabilities, at such dates that have not otherwise been notified to Bank, which could reasonably be expected to have a material adverse effect upon any Credit Party’s financial condition;

(i)                                 all Collateral is owned by the applicable Credit Party free and clear of all Liens whatsoever (except for Liens in favor of Bank and, in the case of Collateral consisting of property held by or through Bank’s affiliates, Liens in favor of such affiliates);

(j)                                 at no time shall the Collateral include any securities or other property in an amount such that (without taking any other relationships or assets of Bank into account) Bank, either upon exercising its rights or remedies hereunder or otherwise, would become a holder of 10% or more of any class of any equity security of any issuer or would become (or be presumed to be) an affiliate of any issuer of securities (as such term “affiliate” is defined for purposes of the Securities Act of 1933);

(k)                              no Credit Party is an affiliate (as such term “affiliate” is defined for purposes of the Securities Act of 1933) of the issuer of any security included in the Collateral;

(l)                                 no part of the proceeds of any Advance will be used for the purpose of buying or carrying Margin Stock (as defined in Regulation U promulgated by the Board of Governors of the Federal Reserve System of the United States of America) or for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board of Governors of the Federal Reserve System, including Regulation T, U or X;

(m)                           no Credit Party is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940; and

(n)                             This Agreement, upon execution and delivery thereof by the parties thereto, will create in favor of Bank, a legal, valid and enforceable security interest in the Collateral and (i) upon execution and delivery of this Agreement and the Securities Account Control Agreement by the parties thereto, the Lien created hereunder in favor of Bank in respect of the Account shall constitute a fully perfected first-priority Lien on, and security interest in, all right, title and interest of Guarantor in the Account, prior and superior in right to any other person (other than as contemplated in the Securities Account Control Agreement), (ii) upon execution of this Agreement and the filing of a financing statement in appropriate form with the Secretary of State of the State of Delaware, the Lien created hereunder in favor of Bank in all other Guarantor Collateral will constitute a fully perfected first-priority Lien on, and security interest in, all right, title and interest of Guarantor in all other Guarantor Collateral, prior and superior in right to any other person, and (iii) upon execution of this Agreement and the filing of a financing statement in appropriate form with the Secretary of State of the State of Illinois, the Lien created hereunder in favor of Bank in all Applicant Collateral will constitute a fully perfected first-priority Lien on, and security interest in, all right, title and interest of Applicant in all Applicant Collateral, prior and superior in right to any other person.

13.                 REITERATION OF REPRESENTATIONS. The representations set forth in Section 12 shall be deemed to be repeated by each Credit Party when any Advance is made.

14.      REPORTING. (a) As soon as available, and in any event within 45 days after the close of each of the first three fiscal quarters of Guarantor, commencing with the fiscal quarter ending June 30, 2007, Guarantor shall deliver to Bank its balance sheet at the end of such fiscal quarter and its income statement for the portion of the fiscal year ending on the last day of such fiscal quarter, all in reasonable detail, prepared in accordance with GAAP and certified by Guarantor’s chief financial or accounting officer.

(b)      As soon as available, and in any event within 120 days after the close of each fiscal year, commencing with the fiscal year ending December 31, 2007, Guarantor shall deliver to Bank its balance sheet as of the close of such fiscal year and its income statement for such fiscal year, all in reasonable detail and stating in comparative form the figures as of the close of and for the previous fiscal year, audited by certified public accountants reasonably satisfactory to Bank and accompanied by a report thereon, reasonably satisfactory to Bank, issued by such certified public accountants.

15.      COVENANTS OF THE CREDIT PARTIES. The Credit Parties, jointly and severally, covenant with Bank that until (i) the expiration of the Letter of Credit, (ii) the payment in full of all Advances, all accrued interest thereon and all other amounts payable by the Credit Parties under this Agreement, and (iii) the performance by the Credit Parties of all their obligations and covenants under this Agreement, each Credit Party shall:

(a)    promptly notify Bank in writing of any violation by such Credit Party of any law, statute, regulation or ordinance of any governmental entity, or of any agency thereof, applicable to such Credit Party which could reasonably be expected to have a material adverse effect on the Collateral or the financial condition of such Credit Party;

(b)    promptly notify Bank in writing of any default by such Credit Party with respect to any of such Credit Party’s Indebtedness;

(d)    promptly upon Bank’s request therefor, deliver to Bank such information and documents regarding such Credit Party as Bank may from time to time request from such Credit Party;

(e)    promptly execute such Statements of Purpose (Federal Reserve Form U-1) under Regulation U of the Board of Governors of the Federal Reserve System as Bank may request; and

(f)     not create, incur, assume or permit to exist any Lien on the Account, other than (i) Liens in favor of Bank, and (ii) Liens in favor of Bank’s affiliates.

16.      EVENTS OF DEFAULT. It shall constitute an Event of Default hereunder (and upon the occurrence thereof the then-outstanding principal amount of each Advance and all accrued interest thereon, if any, and the amount of the Letter of Credit not then drawn and remaining to be advanced against Drafts not yet issued, presented or due, shall become immediately due and payable, without demand, presentment or notice of any kind, all of which are hereby expressly waived) if at any time:

(a)    Applicant fails to pay the principal amount of any Advance when and in the amount due; or

(b)    Applicant fails to make or pay when and in the amount due any interest payment, charge or other amount required to be made or paid by it under this Agreement; or

(c)    The Reimbursement Guarantee ceases at any time to be in full force and effect; or

(d)    Guarantor fails to transfer to Bank, and/or give to Bank effective control over, Collateral in accordance with this Agreement upon demand therefor made by Bank in writing; or

(e)    any Credit Party fails to perform or observe any other term, covenant or condition to be performed or observed by such Credit Party under this Agreement, and such failure continues for a period in excess of three days after notice thereof to such Credit Party; or

(f)     any representation or warranty made by any Credit Party in Section 12 (or deemed repeated pursuant to Section 13) proves to have been incorrect in any material respect on any of the dates as of which made or deemed to have been repeated; or

(g)    any Credit Party defaults in the payment when due, whether at stated maturity or otherwise, or within any applicable grace period, of any Indebtedness of such Credit Party (other than Indebtedness under this Agreement) in a principal amount of more than $100,000 (whether now or hereafter existing); or

(h)  any Credit Party fails to perform any other term, covenant or agreement on its part to be performed under any agreement or instrument (other than this Agreement) evidencing or securing or relating to any Indebtedness (whether now or hereafter existing) in a principal amount of more than $100,000, or any event occurs or condition exists, if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness (with or without the giving of notice, lapse of time or both) to cause, such Indebtedness to become due prior to its stated maturity; or

(i)     (i) any Credit Party as debtor commences a case or proceeding under any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar law, or seeks the appointment of a receiver, trustee, custodian or similar official for itself or any substantial part of its property, (ii) any such case or proceeding is commenced against any Credit Party, or another seeks such an appointment, which (A) is consented to or not timely contested by any Credit Party, (B) results in the entry of an order for relief, such an appointment, or the entry of an order having a similar effect, or (C) is not dismissed within 60 days, (iii) any Credit Party makes a general assignment for the benefit of creditors, or (iv) any Credit Party admits in writing its inability to pay its debts as they become due; or

(j)     one or more judgments or orders for the payment of money in an aggregate amount in excess of $100,000 are rendered against any Credit Party and (i) the same remain undischarged for a period of 14 or more consecutive days during which execution thereof is not effectively stayed upon appeal or otherwise, or (ii) any proceeding by a creditor to enforce the same is pending; or

(k)    any event or circumstance occurs which in the reasonable judgment of Bank materially impairs the creditworthiness of any Credit Party or its ability to perform its payment or other obligations under this Agreement; or

(l)     the face amount of the Letter of Credit at any time exceeds the aggregate Collateral Value; or

(m)   the Securities Account Control Agreement ceases at any time and for any reason to be in full force and effect; or

(n)    Bear, Stearns Securities Corp., acting under the Securities Account Control Agreement, fails to perform or observe any material term, covenant or condition to be performed or observed by it thereunder.

17.      BANK’S RIGHTS AND REMEDIES. (a) So long as an Event of Default has occurred hereunder and is continuing, in addition to having the right to exercise any rights and remedies available to a secured creditor under applicable law, Bank shall have each of the following rights, which Bank may exercise simultaneously or in such order as it may in its sole and absolute discretion determine (without being required to give any notice to any Credit Party except as may be required in clause (d) below):

(i)     the right to deliver a Notice of Sole Control/Delivery Instructions (as defined in, and contemplated by, the Securities Account Control Agreement);

(ii)    the right to apply to the payment of any Credit Party’s obligations hereunder any cash credited to the Account; and

(iii)   the right to sell, publicly or privately, at a place of Bank’s choosing, any or all of any non-cash Collateral and to apply the proceeds of such sale to the payment of any Credit Party’s obligations hereunder.

(b)      Bank shall have the right to apply the proceeds of any sale or redemption (and any other Collateral consisting of cash) in such order as Bank in its sole and absolute discretion may determine, to the payment of the principal of, and accrued interest on, Advances and of any other amounts payable by any Credit Party under this Agreement.

(c)       If any securities in the Account or other items of non-cash Collateral are, in whole or in part, actually convertible into or exchangeable for securities or other property, then Bank shall have the right, in its sole and absolute discretion, instead of selling such securities or other items of non-cash Collateral as set forth in clause (a) above, to convert or exchange them pursuant to the terms applicable thereto, to apply any cash received by Bank in such conversion or exchange to the payment of any Credit Party’s obligations hereunder, and to sell as provided in clause (a) above any securities or other property it receives in such conversion or exchange.

(d)      If any securities in the Account or other items of non-cash Collateral are of a type customarily sold on recognized markets, then no notification to Guarantor of any public or private sale thereof by Bank is required; provided, however, that, if notice is required by applicable law with respect to any such sale, unless a notice period is specified by such applicable law with respect to any such sale, one Business Day’s notice thereof shall be reasonable notification to Guarantor.

(e)       The assertion or enforcement by Bank of the security interest granted under this Agreement or any demand that any Credit Party perform its obligations hereunder, or any action or proceedings brought to enforce this Agreement, shall not release any Credit Party or otherwise affect this Agreement, or the liability of the Credit Parties for any of their obligations hereunder and shall not release or otherwise affect the security interest granted by the Credit Parties to Bank.

18.          NO WAIVER. No failure by Bank to exercise any right, power or remedy under this Agreement, and no delay by Bank in exercising any such right, power or remedy, shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise by Bank of any other right, power or remedy. The rights and remedies of Bank provided for in this Agreement are cumulative and not exclusive of any rights and remedies otherwise available.

19.          AMENDMENTS; CONFLICTS. (a) Except as provided in Section 3(e) above, no amendment, modification, termination or waiver of any provision of the Application, the Letter of Credit or of this Agreement, or consent by Bank to a departure therefrom by any Credit Party, shall be effective unless the same is in writing and signed by each party to this Agreement; provided, however, that any agreement to modify the Letter of Credit shall also require the consent thereto in writing of the Beneficiary.

(b)      In the event of any conflict or inconsistency between this Agreement (or any portion hereof) and the Securities Account Control Agreement, this Agreement shall prevail.

20.      SUCCESSORS AND ASSIGNS; PARTICIPATIONS. (a) This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective representatives, successors and assigns; provided, however, that it may not be assigned by any Credit Party without the prior written consent of Bank, and any purported assignment in violation of this provision shall be null and void.

(b)      Bank may from time to time, in its sole and absolute discretion and without any Credit Party’s further consent, make an assignment of all or any part of the Letter of Credit, the Reimbursement Guarantee or this Agreement and sell participations in all or any part thereof. Bank may disclose all information that it has or may acquire about the Credit Parties to any prospective assignee of such assignment or to any prospective purchaser of such participation.

21.      STANDARD OF CARE. Bank shall be without liability to the Credit Parties for any loss, damage, cost, expense (including attorneys’ fees and disbursements), liability or claim which has not been determined by a court of competent jurisdiction to have arisen from the willful misconduct or gross negligence of Bank; provided that in no event shall Bank be liable for (a) any event or matter beyond Bank’s reasonable control, (b) the truthfulness or accuracy of any statement in any Document, or the validity, sufficiency or genuineness of Documents or Drafts, even if such Documents or Drafts should prove to be in any or all respects invalid, insufficient, fraudulent or forged, (c) the solvency of any Person issuing any Document, (d) any delay in arrival or failure to arrive of any Document, (e) any delay in giving or failure to give notice, (f) failure of any Draft or Document to bear any reference or adequate reference to the Letter of Credit, failure of Documents to accompany any Draft at presentation to Bank, or failure of any Person to note the amount of any Draft on the Letter of Credit or to surrender the Letter of Credit, (g) any failure to identify or locate any Person, (h) any consequence of any error in, or of any inadequacy of, instructions or information on the Application or otherwise relating to the Letter of Credit, (i) any matter as to which banks assume no liability or responsibility pursuant to the Uniform Customs and Practices for Documentary Credits (1993 Revision) of the International Chamber of Commerce (Publication No.500) (“UCP 500”), or (j) any special, indirect or consequential damages even if Bank was advised of the possibility of such damages.

22.      INDEMNIFICATION. Applicant shall indemnify Bank and hold it harmless from and against any loss, damage, cost, expense (including attorneys’ fees and disbursements), liability or claim arising directly or indirectly from or in connection with the Application, the Letter of Credit, this Agreement, the Securities Account Control Agreement, Bank’s issuance of the Letter of Credit or its performance of its obligations thereunder; provided that Bank shall not be indemnified and held harmless from and against any such loss, damage, cost, expense, liability or claim determined by a court of competent jurisdiction or applicable arbitration authority as having arisen from Bank’s willful misconduct or gross negligence.

23.      RULES GOVERNING LETTERS OF CREDIT. The Letter of Credit is subject to and governed by the laws of the State of New York, without regard to the conflict of law principles thereof, and, to the extent not inconsistent with such laws, UCP 500.

24.      GOVERNING LAW. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of law principles thereof.

(b)      Any suit, action or proceeding with respect to this Agreement or any Advance may be brought in the Supreme Court of the State of New York, County of New York, or in the United States District Court for the Southern District of New York, and the parties hereto hereby submit to the non-exclusive jurisdiction of such courts for the purpose of any such suit, action or proceeding, and hereby waive for such purpose any other preferential jurisdiction by reason of their present or future domicile or otherwise. Each of the parties hereto hereby irrevocably waives its right to trial by jury in any suit, action or proceeding with respect to this Agreement, the Securities Account Control Agreement, the Letter of Credit, the Application, any Document or any Advance.

25.      NOTICES. Unless otherwise specified, any notice or demand hereunder shall be sent, delivered or transmitted to the recipient at the address or relevant telephone number set forth after its name hereinbelow:

If to Bank, at:

CUSTODIAL TRUST COMPANY
101 Carnegie Center
Princeton, NJ 08540-6231
Attention: Loan Compliance Officer
Telephone: (609) 951-2313
Facsimile: (609) 951-2317

If to Applicant, at:

DECODE CHEMISTRY, INC.
2501 Davey Road
Woodridge, IL 60517
Attention: Chris Tauer
Telephone: (630) 783-4600
Facsimile: (630) 783-4705

If to Guarantor, at:

DECODE GENETICS, INC.
1000 Winter Street, Suite 3100
Waltham, MA 02154
Attention: Lance Thibault
Telephone: (978) 902-6926
Facsimile: (781) 466-8686

With a copy to:

DECODE GENETICS, INC.
Sturlugata 8
Reykjavik, Iceland 101
Attention: Tanya Zharov, Corporate Counsel
Telephone: + 354-570-1943
Facsimile: +354-570-1806

or to such other address or telephone number as each party may designate for itself by like notice. The means by or through which notices, demands and other communications hereunder may be sent or transmitted include teletype, facsimile, central processing unit connection, on-line terminal and magnetic tape, and, when so sent or transmitted, such notices, demands and other communications shall be deemed to have been sent or transmitted in writing.

26.      EXPENSES. Applicant shall pay or, at the election of Bank, shall reimburse Bank for paying, (a) all reasonable costs, fees and expenses (including reasonable attorneys’ fees) incurred by Bank in connection with the preparation, administration or enforcement of this Agreement, the Securities Account Control Agreement, the Letter of Credit and Bank’s security interest in the Collateral, and (b) all transfer, stamp, documentary or other similar taxes, assessments or charges levied by any tax or other governmental authority in respect of this Agreement, the Securities Account Control Agreement, the Letter of Credit, the Application, any Document or any Advance.

27.      SEVERABILITY. If any provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions of this Agreement (and the validity, legality and enforceability of such provision in any other jurisdiction) shall not be affected or impaired thereby.

28.      RESTRICTION ON MODIFICATIONS TO THE LETTER OF CREDIT. Bank and Applicant hereby agree that no amendment or modification to the Letter of Credit that increases the face amount thereof shall be made without the prior written consent of Guarantor.

29.      MISCELLANEOUS. (a) All agreements, representations and warranties contained in this Agreement shall survive the execution and delivery of this Agreement and the making of any Advance.

(b)      Bank shall have the continuing and exclusive right to apply any and all payments by any Credit Party to such of the obligations of the Credit Parties under this Agreement as Bank may in its sole and absolute discretion determine. All payments by any Credit Party to Bank pursuant to this Agreement shall be made without set-off, and none of such payments shall be subject to any counterclaim by any Credit Party. To the extent that a Credit Party makes a payment or Bank receives any payment for a Credit Party’s benefit, which is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver or any other party under any bankruptcy, reorganization or insolvency law, common law or equitable cause, then, to such extent, the obligation hereunder of such Credit Party which was to have been satisfied by such payment shall be revived and continue as if such payment had not been received by Bank.

(c)       The headings of sections in this Agreement are for convenience of reference only and shall not affect the meaning or construction of any provision of this Agreement.

(d)      This Agreement may be executed in one or more counterparts and by the parties hereto on separate counterparts, each of which shall be deemed an original but all of which together shall constitute but one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed in its name and on its behalf by its representative thereunto duly authorized, all as of the day and year first above written.

APPLICANT:

DECODE CHEMISTRY, INC.

By:	/s/ Chris Tauer
Name: Chris Tauer
Title: US Controller

GUARANTOR:

DECODE GENETICS, INC.

By:	/s/ Lance Thibault
Name: Lance Thibault
Title: CFO and Treasurer

BANK:

CUSTODIAL TRUST COMPANY

By:	/s/ Ben J. Szwalbenest
	Name:	Ben J. Szwalbenest
	Title:	President

SCHEDULE A

Collateral Value

Collateral Type	Indicative Collateral Value (as a percentage of Market Value)

Cash	100%

Cash equivalents	99%

U.S. government readily marketable debt securities	95%

Investment-grade readily marketable municipal debt securities	80%

Investment-grade readily marketable corporate debt securities	70%

Readily marketable equity securities of acceptable quality and liquidity	65%